EXHIBIT 10.3

TALENT CONTRACT

Fuego Entertainment, Inc. (Tour co promoter ) and Cuba Business Development Group, Inc. (Local co promoter ) enter into this agreement for the provision and purchase and co promote  of musical talent on the following terms and conditions:

1.	Tour co promoter’s duties. Tour co promoter shall provide Buena Fe and La Charanga Habanera (Talent) to for performance of one show of approximately 120 minutes, indentified as follows:

Buena Fe:
Manuel Airtime	Miami, FL	December 25, 2009; 8:00pm
The Place	Miami, FL	December 25, 2009; 8:00pm
La Charanga Habanera
Club Dolce	Miami Beach, FL	December 26, 2009; 8:00pm
90 Degree Night Club	Miami, FL	January 2, 2010; 8:00pm
The Ritz	Tampa, FL	January 7, 2010; 8:00pm

2.	Tour co promoter will be responsible for advancing all expenses associated with visas, per diem, taxes ( if applicable), publicist.

3.
Local co promoter’s  Duties.  Local co promoter  will be responsible for securing and advancing all expenses and cost related to both shows such as, local hotel, local ground  transportation, production and assisting in the marketing and promotion of  the two shows.

4.	Payments: All payments shall be paid by both parties in US funds by Company check or Bank Wire.

A.
It is agreed that both parties under this agreement will divide equally, 50% to Local co promoter and 50% to Tour co promoter any and all net profits from ticket sales for this performance.  Net profits is defined as follows: after paying for all expenses associated with the presentation of the show all monies remaining will be considered net profits.

4.	Additional terms and conditions: All expenses will be mutually approved in writing.

5.
Force Majeure Clause.  Neither party shall be deemed to be in default of this agreement if of the obligations required by this agreement is delayed or becomes impossible because of any act of God, war, earthquake, fire, strike, sickness, accident, death, civil commotion, epidemic, act of government, its agencies or officers, or any other legitimate cause beyond the control of the parties’ duties under this agreement cannot be performed in another manner mutually agreed upon by the parties’ then both parties will have no further obligations under this agreement.

6.
Arbitration. Any and all disputes that may arise between the parties regarding the terms of this agreement shall be submitted to final and binding arbitration.  The arbitrator’s award shall be final and binding on the parties and judgment may be entered upon it by a court of competent jurisdiction.

7.
Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with receipt requested.  Mailed notices shall be addressed to the parties at their last known address, but each party may change his address by written notice in accordance with this paragraph.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.  Until further notice, notice shall be given to the parties at the following addresses:

Local co promoter:

Cuba Business Development Group, Inc.
Attn: Ed Steinback
8010 NW 156th Terrace
Miami, FL 33016
(305) 823.9193

Tour co promoter:

 Fuego Entertainment, Inc. A Nevada/Florida corporation.
Address:	8010 SW 156 Terra. Miami Lakes, FL 33016
FIN:	20-2078925
President / CEO:	Hugo Cancio
Contact Phone:	(786) 546 8304
Email:	hugo.cancio@fuegoentertainment.net

8.
Attorney’s Fees. If any legal action or other proceeding is brought for the enforcement of this agreement, or for the interpretation of same, or because of an alleged dispute, breach or misrepresentation in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled.

9.	Waiver of Breach. The waiver by either party of breach or violation of any provisions of this agreement shall not operate as or be construed as waiver of any subsequent breach hereof.

10.	Governing Law. This agreement shall be interpreted, construed, and governed according to the laws of the State of Nevada.

11.
Severability. In the event portion of this agreement shall be found to be void, invalid, or inoperative, such void ness, invalidity, or inoperativeness shall not affect any other part of this agreement, and the remainder of this agreement shall be carried into effect as though such void, invalid, or inoperative part had not been contained herein.

12.	Binding. This agreement shall inure to the benefit of and bind the successors, assigns, executors, and administrators of the parties.

13.
Entire Agreement. This agreement constitutes the entire understanding and contract between the parties hereto and superseded any and all prior or contemporaneous oral or written representations or communications with respect to the subject matter hereof, all of which communications are merged herein.  This agreement shall not be modified, amended or in any way altered except by an instrument in writing singed by the parties hereto.  All amendments or modifications of this agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto.

14.	Counter Parts. This agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Local Co Promoter:		Tour co promoter:

Cuba Business Development Group, Inc.		Fuego Entertainment Inc.

By: Ed Steinback		By: Hugo Cancio

Signed:	/s/ Ed Steinback	Signed:	/s/ Hugo Cancio

Date:	December 20, 2009	Date:	December 20, 2009